                                                                      EXHIBIT 12

                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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
                                                                  NINE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,                SEPT. 30,
                         ---------------------------------------- -----------------
                          1991     1992     1993    1994    1995    1995     1996
                         -------  -------  ------  ------  ------ -------- --------
Pretax Income........... $(256.6) $(542.6) $(42.7) $152.0  $281.5 $  224.5 $  188.9
Interest expense........    40.8     46.4    58.1    48.2    35.6     26.6     28.4
Interest factor in rent
 expense................     0.9      1.2     0.8     0.8     1.1      0.6      0.7
Distributed income of
 less than 50% owned
 affiliates.............     0.0      0.1    (2.2)   (2.3)    0.0      0.0      0.0
                         -------  -------  ------  ------  ------ -------- --------
Total earnings..........  (214.9)  (494.9)   14.0   198.7   318.2    251.7    218.0
Total combined fixed
 charges................ $  48.8  $  51.1  $ 60.1  $ 55.6  $ 57.4 $   43.8 $   44.1
Ratio of earnings to
 combined fixed
 charges................                              3.6     5.5      5.7      4.9
Deficiency of earnings
 to fixed charges....... $(263.7) $(546.0) $(46.1)
Combined fixed charges:
  Preferred dividends...     n/a      n/a     n/a     4.0    16.0     12.7     13.9
  Interest expense......    40.8     46.4    58.1    48.2    35.6     26.6     28.4
  Capitalized interest
   credit...............     7.1      3.5     1.2     2.6     4.7      3.9      1.1
  Interest factor in
   rent expense.........     0.9      1.2     0.8     0.8     1.1      0.6      0.7
                         -------  -------  ------  ------  ------ -------- --------
  Total combined fixed
  charges...............    48.8     51.1    60.1    55.6    57.4     43.8     44.1
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